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                                                                     Exhibit 3 B

                   Bylaw Amendments Adopted February 2, 2001
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        Prior to the amendments, the first paragraph of Article IV, Section 1 of the Bylaws of the registrant provided as follows:

                      "Section 1. Officers and their Duties. The officers of the
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            Corporation shall consist of the Chairman of the Board, the
            Vice-Chairman of the Board, the President, the Secretary, the Treasurer and whenever deemed advisable by the Board one or more executive vice presidents, one or more vice presidents, assistant secretaries, assistant treasurers or other officers. All of said officers shall be chosen by the Board of Directors and shall hold office only during the pleasure of the Board or until their successors are chosen and qualify. The Chairman of the Board, the Vice-Chairman of the Board and the President shall be chosen from among the directors. Any two offices except those of Chairman of the Board and Vice-Chairman of the Board, and President and Vice President may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, when such instrument is required to be executed, acknowledged, or verified by any two or more officers. The Board of Directors may from time to time appoint such other agents and employees, with such powers and duties as they may deem proper."

The amendment adopted by the Board of Directors of the registrant on February 2, 2001 added the following sentence at the end of the first paragraph of Article IV, Section 1:

            "Notwithstanding the foregoing, the Chairman of the Board of Directors need not be an officer or employee of the Corporation."

        Prior to the amendments, the second paragraph of Article II, Section 2 of the Bylaws of the registrant provided as follows:

               "No person shall be eligible for election as a director, either by the stockholders or by the Board of Directors, who at the time of such proposed election has passed his 70/th/ birthday."

The amendment adopted by the Board of Directors of the registrant on February 2, 2001 amended the second paragraph of Article II, Section 2 to read in its entirety as follows:

               "Except as otherwise provided by resolution adopted by the Board of Directors, no person shall be eligible for election as a director, either by the stockholders or the Board of Directors, who has attained the age of 70 prior to the time of such proposed election."